Exhibit 99.2

Company Contacts:
	David Keller	Hunter Blankenbaker
	Chief Financial Officer	Director of Corporate Communications
	Telephone: 800-542-4008	Telephone: 954-965-6606
[TOUSA Logo]	Email: investor@tousa.com	Email: hblankenbaker@tousa.com

Technical Olympic USA Announces Pricing of Its
Senior Subordinated Notes

HOLLYWOOD, Fla., December 15, 2004 /PRNewswire-FirstCall/ — Technical Olympic USA, Inc. (NYSE: TOA), announced today that it has priced an offering of $200.0 million in aggregate principal amount of its 7 1/2% Senior Subordinated Notes due January 2015 pursuant to Rule 144A and Regulation S under the Securities Act. The Company intends to use the proceeds from the offering to repay amounts outstanding under its revolving credit facility and its warehouse lines of credit and for general corporate purposes.

The senior subordinated notes offered in this transaction will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement does not constitute an offer to sell or the solicitation of an offer to buy such notes in any jurisdiction in which such an offer or sale would be unlawful and is issued pursuant to Rule 135(c) under the Securities Act of 1933.Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 15 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on February 10, 2004.